NEOS ETF Trust 485BPOS

Exhibit 99(i)

January 27, 2026

NEOS ETF Trust

13 Riverside Ave

Westport, CT 06880

Re: Opinion of Counsel Relating to Post-Effective Amendment No. 234 to the Registration Statement Filed on Form N-1A Under the Securities Act of 1933; File Nos. 333-253997 and 811-23645

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 234 to the Registration Statement, File Nos. 333-253997 and 811-23645 (the “Registration Statement”) of NEOS ETF Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 234 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 234 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval. We further hereby consent to the reference to us in the Prospectus and in the Statement of Additional Information.

Very Truly Yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

BLS/PBS

Exhibit A

1.	FIS Bright Portfolios Focused Equity ETF

2.	FIS Christian Stock Fund

3.	FIS Knights of Columbus Global Belief ETF

4.	Mast Global Battery Recycling & Production ETF

5.	NEOS Boosted Bitcoin High Income ETF

6.	NEOS Boosted Nasdaq-100(R) High Income ETF

7.	NEOS Boosted S&P 500(R) High Income ETF

8.	NEOS Bitcoin High Income ETF

9.	NEOS Enhanced Income 1-3 Month T-Bill ETF

10.	NEOS Enhanced Income Aggregate Bond ETF

11.	NEOS Enhanced Income Credit Select ETF

12.	NEOS Enhanced Income 20+ Year Treasury Bond ETF

13.	NEOS Ethereum High Income ETF

14.	NEOS Gold High Income ETF

15.	NEOS Long/Short Equity Income ETF

16.	NEOS MLP & Energy Infrastructure High Income ETF

17.	NEOS MSCI EAFE High Income ETF

18.	NEOS Nasdaq-100(R) Hedged Equity Income ETF

19.	NEOS Nasdaq-100(R) High Income ETF

20.	NEOS Real Estate High Income ETF

21.	NEOS Russell 2000 High Income ETF

22.	NEOS S&P 500(R) Hedged Equity Income ETF

23.	NEOS S&P 500(R) High Income ETF